UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 10, 2006

(Date of earliest event reported)

IRISH MAG, INC.

(Exact name of registrant as specified in charter)

Florida	333-132119	59-1944687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

646 First Avenue South, St. Petersburg, FL		33701
(Address of principal executive of offices)		(Zip code)

(866) 821-9004
(Registrant’s telephone number including area code)

n/a
(Former Name or former address, if changed since last report)

ITEM 5.02.  DEPARTURE OF DIRECTOR AND PRINCIPAL OFFICER.

On August 9, 2006, Irish Mag, Inc. (the “Company”) Company held a special meeting of the Board of Directors.  Ms. Petie Parnell Maguire tendered her resignation due to the ongoing expansion of her own company and the demands on her time.  She felt that she could not adequately perform her duties in the best interests of the Company.  Ms. Maguire, age 52, served as the Secretary of the Company since January 1995.

The Board of Directors, at the special meeting accepted the resignation of Ms. Maguire.  The Board discussed replacements for Ms. Maguire and after due consideration a motion to appoint Diane J. Harrison, Esq. as the new Secretary was made and seconded.  The Board of Directors unanimously approved the appointment of Ms. Harrison to the position as Secretary effective as of August 9, 2006.  Ms. Harrison accepted her appointment as the new Secretary of the Company.

Ms. Harrison, age 48, is currently licensed to practice law in Florida and Nevada.  She is a graduate of the Stetson University College of Law in May 2000.  While in law school Ms. Harrison was an articles editor her second year and Editor-in-Chief of the Law Review her final year.  She graduated with honors and was voted by the faculty as the female most likely to achieve meritorious service in the field of law.  Prior to her professional career in law, Ms. Harrison worked for the United States Department of Energy holding the highest security clearance while working as a manager of solid waste package design on the Yucca Mountain project.  She spent seven (7) years working for the USDOE.

Ms. Harrison has no familial relationship with any officer, director or shareholder of Irish Mag, Inc.  Ms. Harrison was counsel for the Company as it completed its registration statement under Regulation SB-2.  It is this close contact with the Company that the Board of Directors felt would be valuable in its future endeavors.

Ms. Harrison has had no business dealings with the Company other than performing her legal responsibilities during the registration statement process as counsel for the Company.  She has received no other compensation from the Company other than a $25,000.00 fee as counsel for the Registration Statement.

The Company has provided Ms. Maguire with a copy of this Report and has requested Ms. Maguire to furnish the Company a letter acknowledging her agreement with the statements made above and, if not, to state the respects in which she does not agree with such statements.  Should Ms. Maguire disagree with any statement made herein the Company will file an amended Form 8-K with Ms. Maguire’s response attached as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IRISH MAG, INC.

By:	/s/ John Maguire
Name: John Maguire

Title: President